December 10, 2007

Dave Dallam
907 Hayes Avenue
Oak Park, IL 60302

Dear David:

It has been a pleasure meeting with you and discussing the opportunities currently available with Synergetics. The position we currently have available is Executive Vice President of Sales and Marketing. I believe you would be an asset to our Company and would be able to help us to continue to grow at the pace Synergetics has set for itself.

After careful consideration of your compensation requirements, I would like to offer the following:

•	Compensation plan as attached
•	Bonus plan as attached
•	4 weeks vacation
•	Health, Life and Dental Insurance per our Company Plans
•	Decision point at one year about movement from Chicago to St. Louis

1)	“Rabbi Trust”:
2)
Change of Control: We will grant you a severance package of 1 year’s salary in the event that there is a change in control event at Synergetics and Mr. Hank Smith would end up in your chain of command.

3)	Average % to Objective: Over the last 12 months, please find attached schedule A. Schedule A will give our monthly performance to objective as an overall company.
4)	Comp Plan: Per your suggestion, a factor based on the company’s performance to a GP% number has been added. Schedule B outlines this change. Please call me if you need further explanation.
5)
St. Louis: I believe that I may need you in St. Louis more at first than you have proposed. I believe that we have some mission and corporate strategy work to do. I therefore propose that attached schedule C as approximate times for St. Louis office attendance. Please let me know your thoughts.

During your visits to St. Louis, the company will reimburse your residency costs at our next-door Staybridge Suites, for the estimated one-year period that it will take for you to establish residency in St. Louis.

6)	Our expense procedures are attached as requested.

Sincerely,

Gregg D. Scheller
CEO and President